United Security Bancshares -
$4.6 Million Net Income for 1st Half of 2008

FRESNO, CA, July 16, 2008 Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (Nasdaq Global Select: UBFO) reported today the results of operation for the 2nd quarter and six months ended 2008.

Net income was $2,070,000 for the 2nd quarter of 2008, as compared with $3,308,000 for the 2nd quarter in 2007. Basic and diluted earnings per share for the 2nd quarter 2008 were $0.18 compared with $0.27 for the 2nd quarter 2007. For the six months ended June 30, 2008, net income was $4,570,000 compared with $6,911,000 in 2007. For the six months ended June 30, 2008, return on average equity was 10.98% and the return on average assets was 1.19%. For the same period in 2007, return on average equity was 17.42% and return on average assets was 1.89%. The low interest rate environment, weak real estate market and weakened economy all combined to impact earnings adversely.

The 79th consecutive quarterly cash dividend of $0.13 per share, up from $0.125 for a 4.0% increase from a year ago, was declared on June 24, 2008, to be paid on July 23, 2008, to shareholders of record on July 11, 2008.

Woods added, “The 2nd quarter began: with a weakening real estate market; the Federal Reserve poised to lower rates for a 7th time; weak credit market; and a general weak national economy. As the quarter ended: we are seeing an improving real estate market; the Federal Reserve leaving rates unchanged; credit markets essentially unchanged and a modestly improved national economy. The California housing market is beginning to show signs of recovery. Home sales were up in May for the second consecutive month. Sales of new homes are increasing as developers lower prices. Sales of existing houses climbed 15.5% from the previous month and 18.1% from May 2007, topping 400,000 for the first time since last year, according to a report from the California Association of Realtors. Fresno and Clovis sales of existing houses climbed 19% month-to-month and year-over-year. Pending sales-transactions are up 34% from May 2007. Lower prices and a renewed Federal Housing Administration loan program are the primary causes for the increase. Even though signs of improvement are appearing, returning to economic normalcy is not expected until sometime in 2009. The third quarter may reveal extended weakness. We continue to work with customers as they work through this difficult economic cycle.”

Shareholders’ equity at quarter end was $81.7 million. During the past 12 months, dividends of $6.0 million were paid out of shareholders’ equity to shareholders and $2.5 million was utilized to purchase and retire shares of Company stock at an average price of $16.11 per share.

Net interest income for the 2nd quarter 2008 was $7.7 million, down $1.1 million from the 2nd quarter of 2007 for a decrease of 12.5%. The net interest margin decreased from 5.19% in the 2nd 2007 to 4.51% in 2008. For the six months ended June 30, 2008 net interest income was $15,713,000, down $2,856,000 from $18,569,000 for the same period in 2007. The lower interest rate environment is the primary cause for the decline.

The decrease in the net interest margin in the 2nd quarter of 2008 is attributable to the interest income reversed during the quarter amounting to $450,000 on loans transferred to nonaccrual status and the action by the Federal Reserve lowering rates on April 30, 2008. Without reversal of the interest income for nonaccrual of $450,000, the net interest margin would have been 4.78% in the 2nd quarter of 2008, an increase from the 1st quarter net interest margin of 4.61%

Noninterest income for the 2nd quarter of 2008 was $1,721,000, down $233,000 from $1,954,000 in 2007 for a decrease of 11.9%. $219,000 of the decrease resulted from the gain on proceeds from life insurance that occurred in 2007 that did not reoccur in 2008. For the six months ended June 30, 2008, noninterest income was $4,054,000, up $520,000 from $3,535,000 for the same period in 2007. A gain from the fair value adjustment to the carrying amount of Trust Preferred Securities of $388,000 accounts for most of the change.

Other operating expenses for the three months ended June 30, 2008 were $5,644,000 and $5,517,000 for 2007, an increase of $127,000 or 2.3%. For the six months ended June 30, 2008, other operating expenses totaled $11,760,000, up $1,043,000 from $10,717,000 for the same period in 2007. Salaries and benefits increased by $263,000, occupancy expense rose $220,000, and an impairment loss on core deposit intangibles during the 1st quarter 2008 totaling $624,000 were the primary reasons for the increase.

The provision for loan loss was $548,000 for the 2nd quarter of 2008 and $208,000 for 2nd quarter of 2007. . For the six months ended June 30, 2008, the provision was $813,000 compared with $410,000 for the same period in 2007. In determining the adequacy of the allowance for loan losses, Management’s judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses at June 30, 2008 to be adequate. Non-performing assets increased to 6.67% of total assets on June 30, 2008 from 3.90% on March 31, 2008. At year-end 2007 non-performing assets were 3.66% of total assets and on June 30, 2007 2.55%.

United Security Bancshares is a $770+ million bank holding company. United Security Bank, it’s principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and RICs; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and particularly the section of Management’s Discussion and Analysis.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(Dollars in thousands)

	June 30,	June 30,
	2008	2007
Cash & nonint.-bearing deposits in banks	$23,429	$24,190
Interest-bearing deposits in banks	6,770	7,910
Federal funds sold	0	2,376
Investment securities AFS	98,260	91,636
Loans, net of unearned fees	587,655	588,950
Less: allowance for loan losses	(11,223)	(9,905)
Loans, net	576,433	579,046
Premises and equipment, net	14,942	15,970
Intangible assets	13,879	13,638
Other assets	39,149	37,547
TOTAL ASSETS	$772,861	$772,312

Deposits:
Noninterest-bearing demand & NOW	178,663	183,474
Savings & Money Market	178,548	191,976
Time	201,461	265,737
Total deposits	558,672	641,187

Borrowed funds	110,640	23,060
Other liabilities	9,123	9,698
Junior subordinated debentures	12,741	16,998
TOTAL LIABILITIES	$691,176	$690,943

Shareholders' equity:
Common shares outstanding:
11,798,992 at June 30, 2008
11,943,363 at June 30, 2007	$31,741	$33,966
Retained earnings	51,495	48,618
Fair Value Adjustment - Hedge	(0)	(56)
Accumulated other comprehensive income	(1,551)	(1,159)
Total shareholders' equity	$81,684	$81,369
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	772,861	772,312

United Security Bancshares	Three	Three	Six	Six
Consolidated Statements of Income	Months	Months	Months	Months
(dollars in 000's, except per share amounts)	Ended	Ended	Ended	Ended
(unaudited)	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Interest income	$11,431	$13,962	$24,175	$28,198
Interest expense	3,702	5,126	8,461	9,629
Net interest income	7,728	8,836	15,713	18,569
Provision for loan losses	548	208	813	410
Other income	1,721	1,954	4,054	3,535
Other expenses	5,644	5,517	11,760	10,717
Income before income tax provision	3,258	5,065	7,195	10,977
Provision for income taxes	1,188	1,757	2,625	4,066
NET INCOME	$2,070	$3,308	$4,570	$6,911

United Security Bancshares	Three	Three	Six	Six
Selected Financial Data	Months	Months	Months	Months
(dollars in 000's except per share amounts)	Ended	Ended	Ended	Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Basic Earnings Per Share	$0.18	$0.27	$0.39	$0.58
Diluted Earning Per Share	$0.18	$0.27	$0.39	$0.57

Annualized Return on:
Average Assets	1.08%	1.74%	1.19%	1.89%
Average Equity	10.11%	15.56%	10.98%	17.42%
Net Interest Margin	4.51%	5.19%	4.57%	5.68%

Net Charge-offs to Average Loans	0.17%	0.09%	0.17%	0.02%

	June 30, 2008	June 30, 2007
Book Value Per Share	$6.92	$6.81
Tangible Book Value Per Share	$5.75	$5.67
Efficiency Ratio	59.49%	48.48%
Non Performing Assets to Total Assets	6.67%	2.55%

Allowance for Loan Losses to Total Loans	1.91%	1.68%
Shares Outstanding - period end	11,798,992	11,943,363
Basic Shares - average weighted	11,818,665	12,078,030
Diluted Shares - average weighted	11,821,658	12,135,006